UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SPANISH BROADCASTING SYSTEM, INC.

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PREFERRED STOCK DIRECTORS CURRENTLY SERVING ON THE BOARD OF DIRECTORS

On June 6, 2014, holders of our Series B preferred stock elected two new directors to the Board of Directors, pursuant to the Certificate of Designations governing the rights of the Series B preferred stock. The Preferred Stock Directors serve at the pleasure of the Series B preferred stockholders until such time that they resign, are replaced, or otherwise vacate the directorship or until the Series B preferred stockholders are no longer entitled to elect directors.

Name	Age	Position with SBS
Preferred Stock Directors
Alan B. Miller	77	Director
Gary B. Stone	63	Director

Alan B. Miller became one of our directors on June 6, 2014. Mr. Miller co-founded (in 1969) and was a Senior Partner in the Business, Finance and Restructuring practice of the law firm of Weil, Gotshal & Manges, LLP, an international law firm in which role he counseled boards of directors and senior management of dozens of large and complex business entities and financial institutions until he retired at the end of 2005. Since then he has served as the trustee of the Collins & Aikman Litigation Trust and as an independent director on more than a dozen boards of directors. Currently, he serves as a director of CEVA Holdings LLC and Colt Defense, LLC. He also serves as a trustee and corporate secretary of the Mount Desert Island Biological Laboratory, a non-profit scientific laboratory located in Maine and as a member of the Visiting Committee for Women’s Cancers at Dana Farber Cancer Institute in Boston, MA.

Gary B. Stone became one of our directors on June 6, 2014. Mr. Stone has 40 years of experience in the broadcasting industry including 25 years with Univision Radio, of which he served as Chief Operating Officer for 10 years. Mr. Stone is currently the CEO of Strategic Thinking One on One, a firm that works with top tier advertising agencies and syndicated radio shows to develop strategic initiatives. Mr. Stone also serves on the boards of St. Jude Children’s Research Hospital Executive Leadership Board and the National Council of La Raza.

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